Execution Copy

ASSET PURCHASE AND SALE AGREEMENT BY AND BETWEEN

MARITECH RESOURCES, LLC

as Seller,

TETRA TECHNOLOGIES, INC.,

as Seller Parent and
ORINOCO NATURAL RESOURCES, LLC

as Buyer

DATED February 28, 2018

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND REFERENCES    1
Section 1.1    Defined Terms    1
ARTICLE II PROPERTY TO BE SOLD AND PURCHASED    5
Section 2.1    Properties    5
Section 2.2    Excluded Properties    7
ARTICLE III CONSIDERATION    8
Section 3.1    Consideration    8
Section 3.2    Allocation    8
ARTICLE IV REPRESENTATIONS OF SELLER    9
Section 4.1    Representations of Seller    9
Section 4.2    Disclaimers    10
ARTICLE V REPRESENTATIONS OF BUYER    11
Section 5.1    Representations of Buyer    11
ARTICLE VI CERTAIN COVENANTS    13
Section 6.1    Preferential Rights and Consents    13
Section 6.2    Insurance    13
Section 6.3    Interim Operations    13
Section 6.4    Bonding Agreement    14
Section 6.5    Encumbrances    14
ARTICLE VII CONDITIONS TO CLOSING; TERMINATION    14
Section 7.1    Conditions Precedent to the Obligations of Buyer    14
Section 7.2    Conditions Precedent to the Obligations of Seller    14
Section 7.3    Frustration of Closing Conditions    15
Section 7.4    Termination of Agreement    15
Section 7.5    Procedure Upon Termination    15
Section 7.6    Effect of Termination    15
ARTICLE VIII CLOSING    16
Section 8.1    Closing    16
Section 8.2    Seller’s Closing Obligations    16
Section 8.3    Buyer’s Closing Obligations    16
ARTICLE IX POST CLOSING ACTIONS    17
Section 9.1    Operational Transition    17
Section 9.2    Notifications by Buyer    17

ARTICLE X ASSUMPTION AND INDEMNIFICATION    17
Section 10.1    Assumption and Indemnification By Buyer    17
Section 10.2    Indemnification By Seller Parent    18
Section 10.3    Indemnification Procedures    18
Section 10.4    Limitations    20
Section 10.5    Survival of Provisions    21
Section 10.6    Mitigation    21
Section 10.7    No Duplication    21
Section 10.8    No Commissions Owed    22
Section 10.9    Knowledge of Breach    22
ARTICLE XI NOTICES    22
Section 11.1    Notices    22
ARTICLE XII TAX MATTERS    23
Section 12.1    Asset Taxes    23
Section 12.2    Transfer Fees and Taxes    23
Section 12.3    Tax Returns    23
ARTICLE XIII MISCELLANEOUS MATTERS    24
Section 13.1    Further Assurances    24
Section 13.2    Gas Imbalances, Make-Up Obligations    24
Section 13.3    Waiver of Consumer Rights    24
Section 13.4    Parties Bear Own Expenses/No Special Damages    24
Section 13.5    Entire Agreement    25
Section 13.6    Amendments, Waivers    25
Section 13.7    Choice of Law    25
Section 13.8    Jurisdiction; Waiver of Jury Trial    25
Section 13.9    Time of Essence    26
Section 13.10    No Assignment    26
Section 13.11    Successors and Assigns    26
Section 13.12    No Press Releases    26
Section 13.13    Counterpart Execution, Fax Execution    26
Section 13.14    Contribution    26
Section 13.15    References, Titles and Construction    26
Section 13.16    Severability    27
Section 13.17    Agreement for Parties’ Benefit Only    27
Section 13.18    Confidentiality    27

LIST OF EXHIBITS AND SCHEDULES

Exhibits    A    Leases
B    Form of Exhibit “A” for Form BOEM-0150 and Form BOEM-0151 C    Form of Bonding Agreement
D    Form of FIRPTA

Schedule    4.1(e) Litigation
6.1    Consents to Assign

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (as the same may be
amended, restated, supplemented or otherwise modified from time to time in accordance herewith, this “Agreement”) is entered into this 28th day of February, 2018 (the “Execution Date”), between Maritech Resources, LLC a Delaware limited liability company (“Seller”), TETRA Technologies, Inc., a Delaware corporation, solely for purposes of Article X herein (“Seller Parent”) and Orinoco Natural Resources, LLC, a Virginia limited liability company (“Buyer” or “Orinoco”). Buyer and Seller may be referred to collectively as the “Parties” or individually as a “Party.”

RECITALS:

A.Immediately subsequent to the execution and delivery of this Agreement and the assignments contemplated thereby, the Seller, TETRA Applied Technologies, LLC, a Delaware limited liability company (“TETRA Applied”), Seller Parent, solely for purposes of Article VII thereof, and Orinoco will enter into that certain Membership Interest Purchase and Sale Agreement (the “MIPSA”), providing for the sale of the membership interests of Seller to Orinoco.

B.Immediately subsequent to the execution and delivery of the MIPSA and the assignment contemplated thereby, Seller Parent, TETRA Production Testing Holding LLC, a Delaware limited liability company (“TETRA Holding” and together with Seller Parent, the “EIPA Sellers”), and Epic Offshore Specialty, LLC, a Delaware limited liability company (“EOS”) will enter into that certain Equity Interest Purchase Agreement (the “EIPA”), providing for the sale by the EIPA Sellers of the equity interests of TSB Offshore, Inc. (“TSB”) and TETRA Applied to EOS.

C.Seller is the owner of the Properties (as such term is defined below), and Seller desires to sell the Properties to Buyer, and Buyer desires to purchase the Properties from Seller, on the terms and conditions set forth herein.
W I T N E S S E T H:

ARTICLE I
DEFINITIONS AND REFERENCES

Section 1.1 Defined Terms. When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 1.1 or in the section, subsections or other subdivisions referred to below:

“Affiliate” means, when used with respect to a specified Person, another Person that, either directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this Agreement, “control” (and correlative terms, including “controlling” and “controlled”) means the power, whether by contract, equity ownership or otherwise, to direct the policies and management of a Person and any Person that directly or indirectly owns more than 50% of any class of voting equity interests of the Person specified shall be deemed to be an Affiliate of such Person.
“Applicable Environmental Laws” mean all applicable Laws by which the Properties are bound and which are pertaining or relating to (a) the prevention, abatement, control or elimination of pollution or pollution control, (b) the protection of public health, wildlife, natural resources or the environment, and (c) the management, presence, transport, storage, disposal or release of waste materials and/or hazardous substances, including: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”);
(ii)the Emergency Planning and Community Right-to-Know Act of 1986, as amended; (iii) the Federal Insecticide, Fungicide & Rodenticide Act, as amended; (iv) the Federal Water Pollution Control Act, as amended; (v) the Oil Pollution Act of 1990, as amended; (vi) the Resource Conservation and Recovery Act, as amended; (vii) the Superfund Amendments and Reauthorization Act of 1986, as amended; (viii) the Hazardous Materials Transportation Act, as amended; (ix) the Safe Drinking Water Act, as amended; (x) the Toxic Substances Control Act, as amended; (xi) the Clean Air Act, as amended; (xii) the Endangered Species Act; and, with respect to each of the foregoing clauses (i) through (xii), all similar state Laws, and the rules and regulations promulgated thereunder, all as amended and supplemented.

“Asset Taxes” means Property Taxes and all excise, severance, production, sales, use, or similar Taxes (excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes) based upon or measured by the ownership or operation of the Properties or the production of hydrocarbons therefrom or the receipt of proceeds therefrom.

“BOEM” means the United States Department of the Interior, Bureau of Ocean Energy Management, or any successor agency.

“BSEE” means the United States Department of the Interior, Bureau of Safety and Environmental Enforcement, or any successor agency.

“Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in Houston, Texas are authorized or required by Law to close.

“Buyer Indemnified Claim” and “Buyer Indemnified Claims” shall have the meanings assigned to such terms in Section 10.2.

“Buyer Indemnified Parties” shall have the meanings assigned to such terms in Section 10.2.

“Cap” shall have the meanings assigned to such terms in Section 10.4(a).

“Claim Notice” shall have the meanings assigned to such terms in Section 10.3(a). “Closing” and “Closing Date” shall have the meanings assigned to such terms in Section 8.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Condition of the Properties” shall have the meaning assigned to such term in Section 10.1(c).

“Contracts” shall have the meaning assigned to such term in Section 2.1(e).

“Conveyance” and “Conveyances” shall have the meanings assigned to such terms in
Section 8.2(a).

“Deductible” shall have the meanings assigned to such terms in Section 10.4(a). “EIPA” shall have the meaning assigned to such term in the recitals.
“EIPA Sellers” shall have the meaning assigned to such term in the recitals. “Election Period” shall have the meanings assigned to such terms in Section 10.3(b). “EOS” shall have the meaning assigned to such term in the recitals.
“Equipment” shall have the meaning assigned to such term in Section 2.1(d). “Excluded Properties” shall have the meaning assigned to such term in Section 2.2.
“Governmental Entity” means any tribal, local, municipal, national, federal, foreign, domestic or other governmental or regulatory authority, department, agency, commission, body, court or other body or entity of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, self-regulatory or Taxing Authority or power of any nature, including any arbitrator or arbitral tribunal.

“Income Taxes” means any income, franchise and similar Taxes.
“Indemnified Party” shall have the meanings assigned to such terms in Section 10.3(a). “Indemnifying Party” shall have the meanings assigned to such terms in Section
10.3(a).
“Indemnity Claim” shall have the meanings assigned to such terms in Section 10.3(f). “Indemnity Notice” shall have the meanings assigned to such terms in Section 10.3(f). “Law” or “Laws” means any law (including common and civil law), statute, ordinance, rule, regulation, judgment, writ, treaty, code, order, injunction, ruling, order, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

“Leases” shall have the meaning assigned to such term in Section 2.1(a).

“Liabilities” means any liability (whether known or unknown, whether fixed or otherwise, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including all costs and expenses relating thereto.
“Losses” means all losses, costs, charges, expenses (including interest and penalties due and payable with respect thereto and reasonable attorneys’ and other professional fees and expenses in connection with any action whether involving a third-party claim or any claim solely between the Parties hereto), obligations, Liabilities, settlement payments, awards, judgments, fines, penalties, damages, demands, claims, assessments or deficiencies.

“Orinoco” shall have the meaning assigned to such term in the Preamble.

“Permits” means any and all permits, licenses and governmental authorizations that are used for the ownership, operation, maintenance, repair or replacement of the Properties.

“Person” means any individual, firm, corporation, company, partnership (general and limited), limited liability company, joint venture, association, trust, estate, unincorporated organization, Governmental Entity or any other entity.

“Proceeding” means any proceeding, action, claim, suit, audit, investigation or inquiry by or before any arbitrator or Governmental Entity.

“Properties” shall have the meaning assigned to such term in Section 2.1.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.
“Purchase Price” shall have the meaning assigned to such term in Section 3.1. “Records” shall have the meaning assigned to such term in Section 2.1(g).

“Routine Governmental Approvals” shall have the meaning assigned to such term in
Section 4.1(c).

“Seller Parent” shall have the meaning assigned to such term in the Recitals.

“Seller’s Indemnified Claim” and “Seller’s Indemnified Claims” shall have the meanings assigned to such terms in Section 10.1.

“Seller’s Reps and Warranties” shall have the meaning assigned to such term in
Section 4.2.

“Tax” or “Taxes” means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees imposed by any Taxing Authority, including taxes, levies or other like assessments on income, profits or gains, franchise, privilege, gross receipts, ad valorem, escheat, value added, customs, excise, import or export, real or property, asset, sales, use, license, payroll, transaction, capital, net worth, withholding, estimated, social security, utility, workers’ compensation, severance, production, unemployment compensation, occupation, premium, windfall profits, environmental stamp, documentary, filing, recordation, transfer and gains taxes, levies or otherwise or other governmental taxes imposed or payable to or in any jurisdiction or country in the world, or any state or county, government or subdivision or agency thereof (any such authority a “Taxing Authority”), together with any interest, penalties or additions with respect thereto and any interest in respect of such additions or penalties and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person, whether disputed or not.

“Tax Allocation” shall have the meaning assigned to such term in Section 3.2.

“Tax Consideration” means the amount properly treated as consideration for U.S. federal income tax purposes in connection with the transactions contemplated by this Agreement, the MIPSA, and the EIPA.

“Tax Return” means any return, declaration, report, claim for refund, property rendition or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Taxing Authority” shall have the meaning assigned to such term in the definition of
Tax or Taxes.

“TETRA Applied” shall have the meaning assigned to such term in the recitals. “TETRA Holding” shall have the meaning assigned to such term in the recitals.
“Third Party” means any Person other than Buyer, Seller, or any of their respective Affiliates.
“Third Party Claim” shall have the meanings assigned to such terms in Section 10.3. “Transfer Taxes” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar Tax chargeable in respect of any instrument transferring property), documentary, conveyancing or similar Tax or expense or any recording fee (including any BOEM transfer fee), in each case that is imposed as a result of any transaction contemplated herein, together with any penalty, interest and addition to any such item with respect to such item.

“TSB” shall have the meaning assigned to such term in the recitals. “Units” shall have the meaning assigned to such term in Section 2.1(b). “Wells” shall have the meaning assigned to such term in Section 2.1(a).

ARTICLE II
PROPERTY TO BE SOLD AND PURCHASED

Section 2.1 Properties. Seller shall sell and Buyer shall purchase, on the terms and conditions of this Agreement, the following described properties, rights and interests (the “Properties”):

(a)    All rights, titles and interests of Seller in and to the oil, gas and mineral leases described in Exhibit A attached hereto (the “Leases”) and, with respect to the Leases, all oil and/or gas wells and wellbores located thereon or on leases with which the Leases have been pooled, communitized or unitized, whether producing, shut-in, or abandoned and whether for production, injection or disposal (the “Wells”), along with all other right, title and interest of Seller in and to the Leases and the Wells;

(b)    Except to the extent as may be limited by the Leases, all of Seller's rights, privileges, benefits and powers conferred upon Seller, as the holder of any Lease, with respect to the use and occupation of the surface of, as well as the subsurface depths under, the lands covered by such Lease that may be necessary or useful to the possession and enjoyment of such Lease; except to the extent as may be limited by the Leases, all of Seller's rights in any pools or units which include all or any part of any Lease or any Well (the “Units”), including Seller's right, title and interest in production from any Unit, regardless of whether such Unit production is derived from wells located on or off a Lease and Seller's right, title and interest in any wells within any such Unit;

(c)    To the extent assignable, all of Seller's right, title and interest in and to Permits, servitudes, easements, and rights-of-way (the “Easements”);

(d)    All of Seller's right, title and interest in and to all platforms, caissons, subsea tie-backs and facilities, equipment, machinery, fixtures and other real, personal and mixed property situated on, or being fabricated or constructed specifically for or for the benefit of, the Leases and/or used in the operation of the Properties, including well equipment, casing, rods, tanks, boilers, buildings, tubing, pumps, motors, fixtures, machinery, inventory, separators, dehydrators, compressors, treaters, power lines, field processing facilities, flowlines, gathering lines, transmission lines and all other pipelines (the “Equipment”);

(e)    To the extent assignable, all of Seller's right, title and interest in and to all lease agreements, royalty agreements, assignments, gas purchase and sale contracts, oil purchase and sale agreements, transportation and marketing agreements, farmin and farmout agreements, operating agreements, unit agreements, production handling agreements, processing agreements, facilities or equipment leases and other contracts, agreements and rights, all to the extent used, or held for use, with respect to the ownership or operation of the Properties, or with respect to the production or treatment of Hydrocarbons from, or attributable to, the Properties (collectively, the “Contracts”);

(f)    All of Seller's right, title and interest in and to the hydrocarbons produced from the Properties, including "line fill" and inventory below the pipeline connection in tanks, attributable to the Wells, the Leases and Units (the “Hydrocarbons”);

(g)    Originals, or, if originals are unavailable, copies of, all of the files, records, information and data relating directly to the Properties and in Seller's possession, including title records, abstracts, title opinions, title certificates, production records, severance tax records, and all other information relating directly to the ownership or operation of the Properties, but exclusive of (i) any such records, data or information where transfer of same is prohibited by Third Party agreements or applicable Law, as to which Seller is unable to secure a waiver, and

(ii)the work product of Seller's legal counsel, excluding title opinions and title certificates (collectively, the “Records”).

Notwithstanding anything to the contrary in this Section 2.1 or elsewhere in this Agreement, the Properties do not include, and there is hereby expressly excepted and excluded therefrom and reserved to Seller the Excluded Properties, as defined in Section 2.2 below.

Section 2.2 Excluded Properties. The Properties do not include, and there is hereby expressly excepted and excluded therefrom and reserved to Seller the following:

(a)    all claims, including claims for insurance proceeds, and causes of action of Seller (i) with respect to any of the Excluded Properties (ii) arising from acts, omissions or events related to, or damage to or destruction of, the Properties attributable to the period of time prior to the Closing Date, or (iii) arising under or with respect to any of the Contracts (including claims for adjustments or refunds) attributable to the period of time prior to the Closing Date;

(b)    all rights and interests of Seller attributable to the period of time prior to the Closing Date (i) under any policy or agreement of insurance or indemnity or (ii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events related to, or damage to or destruction of, the Properties;

(c)    all claims of Seller for refunds of, credits attributable to, loss carry forwards with respect to, or similar Tax assets relating to (i) Asset Taxes attributable to the Properties for any period (or portion thereof) prior to the Closing Date, (ii) Income Taxes, or (iii) any Taxes attributable to the Excluded Properties;

(d)    all amounts resulting from any hedging transactions and any gains or Losses attributable to any hedging activities;

(e)    any of Seller's proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property but Seller’s geological, geophysical, engineering or other data related to the Properties or the interpretation or analysis thereof shall not be Excluded Properties except to the extent transfer of such data is prohibited, restricted by third-party agreements or applicable Law;

(f)    all documents and instruments of Seller relating to the Properties that may be protected by an attorney-client privilege, except title opinions and title certificates;

(g)    all data in respect of the Properties that cannot be disclosed or assigned to Buyer without breaching confidentiality arrangements under agreements with Persons unaffiliated with Seller;

(h)    all audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Closing Date or to any of the Excluded Properties; and

(i)    all agreements and correspondence between Seller and any Third Party relating to the transactions contemplated by this Agreement.

These excluded properties, rights and interests specified in the foregoing subsections (a) through (i), inclusive, of this Section 2.2 are collectively referred to as the “Excluded Properties.” It is understood that certain of the Excluded Properties may not be embraced by the term Properties. The fact that certain properties, rights and interests have been expressly excluded is not intended to suggest that had they not been excluded they would have constituted Properties and shall not be used to interpret the meaning of any word or phrase used in describing the Properties.

ARTICLE III CONSIDERATION

Section 3.1 Consideration. The consideration to be paid (the “Purchase Price”) for the Properties under this Agreement, the Interests under the MIPSA and the Equity Interests under the EIPA shall be:

(i)    the assumption by Buyer of the Assumed Obligations and the indemnity provided by Buyer pursuant to Article X hereof, and the full performance of each;

(ii)    the assumption by Orinoco of the Assumed Obligations (as such term is defined in the MIPSA) and the indemnity provided by Orinoco pursuant to the MIPSA, and the full performance of each;

(iii)    the assumption by EOS of the Assumed Obligations (as such term is defined in the EIPA) and the indemnity provided by Buyer Parent pursuant to the EIPA, and the full performance of each;

(iv)    Orinoco’s delivery of, and performance under, the bonding agreement to be delivered under Section 6.4, which shall be in the form attached hereto as Exhibit C (the “Bonding Agreement”); and

(v)    the Cash Purchase Price and the execution by EOS of the Note (as such term is defined in the EIPA) payable to the EIPA Sellers, and the full performance by EOS thereof as set forth in the EIPA.

Section 3.2 Allocation. Within ninety (90) days after the Closing, Buyer and Seller shall use commercially reasonable efforts to agree to the amount of the Tax Consideration and an allocation of the Tax Consideration among the seven asset classes specified in Section 1.338-6(b) of the U.S. Treasury Regulations (i.e. “Class V assets,” “Class VI assets,” “Class VII assets,” etc.) in a manner consistent with Section 1060 of the Code. If the Parties reach an agreement with respect to such allocation (as agreed, the “Tax Allocation”), (i) the Parties shall update the Tax Allocation in a manner consistent with the original Tax Allocation and Section 1060 of the Code following any adjustment to the Tax Consideration pursuant to this Agreement, (ii) the Parties shall, and shall cause their Affiliates to, report consistently with the Tax Allocation on all Tax Returns, (iii) each Party shall promptly inform the other Party in writing of any challenge by any Taxing Authority to the Tax Allocation and consult and keep one another informed with respect to the status of such challenge, and (iv) no Party shall take any position in any Tax Return that is inconsistent with the Tax Allocation unless otherwise required by applicable Law; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any tax audit, claim or similar proceedings in connection with such Tax Allocation.

ARTICLE IV REPRESENTATIONS OF SELLER

Section 4.1 Representations of Seller. Seller represents to Buyer that as of the date hereof and as of the Closing Date:

(a)Organization and Qualification. Seller is a limited liability company duly organized and legally existing and in good standing under the Laws of the State of Delaware and is qualified to do business and in good standing under the Laws of each jurisdiction to which the Properties are subject where the Laws of such jurisdiction require Seller to so qualify with respect to the Properties.

(b)Due Authorization. Seller has full limited liability company power and authority to execute and deliver this Agreement and each other agreement, instrument or document executed or to be executed by Seller in connection with the transactions contemplated hereby, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and each other agreement, instrument or document executed or to be executed by the Seller in connection with the transactions contemplated hereby, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action of Seller.

(c)Non-Contravention and Approvals. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will conflict with or result in a violation under any provision of Seller’s governing documents or result in any default under any of the Contracts or any agreement or instrument to which Seller is a party or by which the Properties are bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or to the Properties, except for (i) requirements (if any) that there be obtained consents to assignment or waivers of preferential rights to purchase from Third Parties (provided that all such consents and waivers shall have been obtained in writing by Seller to the satisfaction of Buyer prior to Closing), (ii) approvals required to be obtained from Governmental Entities which are customarily obtained post-closing (“Routine Governmental Approvals”), and (iii) the requirements of any maintenance of uniform interest provisions contained in any operating or other agreements.

(d)Valid, Binding and Enforceable. This Agreement constitutes, and all instruments and documents to be delivered hereunder will, when executed and delivered, constitute the legal, valid and binding obligation of Seller, enforceable in accordance with their respective terms, except as limited by bankruptcy or other Laws applicable generally to creditor’s rights and as limited by general equitable principles.

(e)Litigation. Except as set forth on Schedule 4.1(e), there are no Proceedings pending, or to the Seller’s Knowledge, threatened, in which the Seller is or may be a party that could be reasonably expected to adversely affect the Properties after the Closing Date (including any actions challenging or pertaining to the Seller’s title to any of the Properties or claiming a violation of Applicable Environmental Laws), or to enjoin or prohibit the execution and delivery of this Agreement by the Seller or the consummation of the transactions contemplated hereby by the Seller.

(f)Brokerage Fees and Commissions. Neither Seller nor any Affiliate of Seller has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which Buyer shall incur any liability.

(g)No Violation of Laws. To Seller’s Knowledge, there has been no violation of any applicable Laws with respect to the ownership or operation of the Properties. There are no outstanding suspensions of operations or suspension of production pertaining to the Properties that are awaiting approval by a Governmental Entity. There are no unresolved INCs issued by any Governmental Entity with respect to any Properties or any other disputes involving regulatory issues with a Governmental Entity.

Section 4.2 Disclaimers. THE EXPRESS REPRESENTATIONS OF SELLER CONTAINED IN SECTION 4.1 ABOVE AND THE SPECIAL WARRANTY OF TITLE IN THE CONVEYANCES TO BE DELIVERED AT CLOSING (COLLECTIVELY, THE “SELLER’S REPS AND WARRANTIES”) ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING AND EXCEPT FOR SELLER’S REPS AND WARRANTIES, THE PROPERTIES SHALL BE CONVEYED PURSUANT HERETO WITHOUT (a) ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO (i) TITLE TO THE PROPERTIES EXCEPT THAT SELLER DOES HEREBY WARRANT AND REPRESENT (AND SHALL WARRANT AND REPRESENT IN THE CONVEYANCES), THAT THE CONVEYANCES SHALL CONTAIN A SPECIAL WARRANTY OF TITLE TO THE PROPERTIES BY, THROUGH AND UNDER THE SELLER, OR THE CONDITION, QUANTITY, QUALITY OF THE PROPERTIES, (ii) THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT, (iii) PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES OR THE ABILITY OR POTENTIAL OF THE PROPERTIES TO PRODUCE HYDROCARBONS, (iv) THE ENVIRONMENTAL CONDITION OF THE PROPERTIES, BOTH SURFACE AND SUBSURFACE, (v) THE STATUS OF THE PROPERTIES WITH RESPECT TO COMPLIANCE WITH LAWS, INCLUDING APPLICABLE ENVIRONMENTAL LAWS, OR (vi) ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER’S AGENTS OR REPRESENTATIVES, OR (b) ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. BUYER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE PROPERTIES FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION,

BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE OR RELEASE OF HAZARDOUS MATERIAL, INCLUDING HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS (NORM). EXCEPT FOR THE SELLER’S REPS AND WARRANTIES, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE PROPERTIES, INCLUDING, WITHOUT LIMITATION, THE EQUIPMENT COMPRISING PART OF THE PROPERTIES, IN THEIR PRESENT STATUS, AND CONDITION, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE. SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION
4.2    ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE V REPRESENTATIONS OF BUYER

Section 5.1 Representations of Buyer. Buyer represents to Seller that as of the date hereof and as of the Closing Date:

(a)    Organization and Qualification. Buyer is duly organized and legally existing and in good standing under the Laws of the state in which it was formed and is qualified to do business and in good standing under the Laws of each jurisdiction to which the Properties are subject where the Laws of such jurisdiction require Buyer to so qualify with respect to the Properties. Buyer is also qualified to own and operate oil and gas properties with all applicable Governmental Entities having jurisdiction over the Properties, to the extent such qualification is necessary or appropriate or will be necessary or appropriate upon consummation of the transactions contemplated hereby (including, without limitation, Buyer has met all bonding requirements of such agencies in order for Buyer to become a Designated Operator, as such term is defined in 30 CFR 556.105).

(b)    Due Authorization. Buyer has full power and authority to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and performance of its obligations hereunder.

(c)    Non-Contravention and Approvals. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will conflict with or result in a violation under any provision of Buyer’s governing documents or result in any default under any agreement or instrument to which Buyer is a party, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer.

(d)    Valid, Binding and Enforceable. This Agreement constitutes, and all instruments and documents to be delivered hereunder will, when executed and delivered, constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by bankruptcy or other Laws applicable generally to creditor’s rights and as limited by general equitable principles.

(e)    No Litigation. There are no pending suits, actions, or other Proceedings in which Buyer is a party (or, to Buyer’s knowledge, which have been threatened to be instituted against Buyer) which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(f)    No Distribution. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and is acquiring the Properties for its own account and not with the intent to make a distribution in violation of the Securities Act of 1933 as amended (and the rules and regulations pertaining thereto) or in violation of any applicable state blue sky Laws or other applicable securities Laws, rules or regulations.

(g)    Knowledge and Experience. Buyer has, and had prior to negotiations regarding the Properties, such knowledge and experience in the ownership and operation of oil and gas properties and financial and business matters as to be able to evaluate the merits and risks of an investment in the Properties. Buyer is able to bear the economic risks of an investment in the Properties and understands risks of, and other considerations relating to, a purchase of the Properties.

(h)    Opportunity to Verify Information. As of the Closing Buyer has, and Buyer’s agents and representatives have, been afforded the opportunity to ask questions of the Seller (or a Person or Persons acting on its behalf) concerning the Properties, and Buyer and/or such agents and representatives has been furnished with all materials relating to the Properties requested by them. In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on (a) its own independent due diligence investigation of the Properties, and (b) its own expertise and judgment and the advice and counsel of its own legal, land, tax, economic, environmental, engineering, geological and geophysical and other advisors and consultants. At Closing, Buyer shall be deemed to have knowledge of all facts contained in all materials, documents and other information which Buyer has been furnished or to which Buyer has been given access.

(i)    Merits and Risks of an Investment in the Properties. Buyer understands and acknowledges that: (i) an investment in the Properties involves certain risks; (ii) neither the United States Securities and Exchange Commission nor any federal, state or foreign agency has passed upon the Properties or made any finding or determination as to the fairness of an investment in the Properties or the accuracy or adequacy of the disclosures made to Buyer; and
(iii) except as set forth in Article VII of this Agreement, Buyer is not entitled to cancel, terminate or revoke this Agreement.

(j)    Financing. Buyer has, or will have as the same become due hereunder, all funds necessary to (i) pay any fees and expenses payable by Buyer in connection with the transaction contemplated hereby, and (ii) satisfy any of its other payment obligations hereunder.

(k)    Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or, to the knowledge of Buyer, threatened against Buyer.

(l)    Brokerage Fees and Commissions. Neither Buyer nor any Affiliate of Buyer has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which Sellers shall incur any liability.

(m)    Knowledge of Breach. Buyer has no knowledge of any breach by Seller of its representations and warranties contained in this Agreement.

ARTICLE VI CERTAIN COVENANTS

Section 6.1 Preferential Rights and Consents. There are no preferential rights to purchase affecting the Properties. Schedule 6.1 sets forth all required Third Party consents to assign the Properties, except for those consents and approvals of assignments that are customarily obtained after the Closing. As of the Closing Date, Seller will have requested waivers of all known consents to assign applicable to the transactions contemplated herein and will provide to Buyer copies of all requests of such waivers and will keep Buyer informed as to the status of each such request. Seller shall have no further obligation with respect to such consents (including, without limitation, Seller shall have no obligation to assure that such consents are obtained) except that Seller agrees to use commercially reasonable efforts to cooperate with Buyer in obtaining such consents. Buyer shall indemnify and hold Seller (and its partners and its and their affiliates and the respective members, officers, managers, directors, employees, attorneys, contractors and agents of such parties) harmless from and against all Losses whatsoever that arise out of the failure to obtain consents or waivers of any applicable preferential rights with respect to any transfer by Seller to Buyer of any part of the Properties and with respect to any subsequent transfers, WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE) OF ANY INDEMNIFIED PARTY.

Section 6.2 Insurance. Effective as of Closing, Buyer shall have obtained or caused to have been obtained insurance policies in the types and with minimum policy limits of those currently held by Seller or its Affiliate with respect to ownership and operation of the Properties.

Section 6.3 Interim Operations. As to Properties operated by Seller, prior to the Closing, except (i) as required by applicable Law, (ii) as otherwise expressly contemplated or required by this Agreement, or (iii) with the prior written consent of Buyer, Seller will continue operation of the Properties in the ordinary course of its business in all material respects, and Seller will not sell or otherwise dispose of any portion of the Properties without the prior written consent of Buyer, except for sales or other dispositions of (a) oil, gas and other minerals in the ordinary course of business after production, or (b) equipment and other personal property or fixtures in the ordinary course of business where the same has become obsolete, is otherwise no longer necessary for the operation of the Properties, or is replaced by an item or items of at least equal suitability.

Section 6.4 Bonding Agreement. Contemporaneously with the execution and delivery of this Agreement, Seller shall deliver to Buyer a counterpart of the Bonding Agreement in the form attached hereto as Exhibit C duly executed by Seller Parent, and Buyer shall execute and deliver to Seller a counterpart of the Bonding Agreement duly executed by Buyer.

Section 6.5 Encumbrances. At Closing, Seller shall deliver the Properties to Buyer free and clear of all TETRA Liens (as that term is defined in the EIPA) or any other mortgage, lien or encumbrance established by Seller or one of its Affiliates.

ARTICLE VII
CONDITIONS TO CLOSING; TERMINATION

Section 7.1 Conditions Precedent to the Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by applicable Law):

(a)the representations and warranties of the Seller set forth in Section 4.1(a) (Organization and Qualification) and Section 4.1(b) (Due Authorization) shall be true and correct in all respects, (ii) the representations and warranties of Seller set forth in this Agreement (other than Section 4.1(a) and Section 4.1(b)) that are qualified by materiality (whether by reference to the terms “material” or any threshold amount or otherwise) shall be true and correct in all respects, and (iii) the representations and warranties of the Seller that are not so qualified by materiality (other than Section 4.1(a) and Section 4.1(b)) shall be true and correct in all material respects, in each case, as of the date of this Agreement and at and as of the Closing Date (except for representations and warranties that by their terms are made as of a specified date or period, which shall be true and correct only as of such specified date or period); and

(b)Seller shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by Seller prior to the Closing Date.

Section 7.2 Conditions Precedent to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller in whole or in part to the extent permitted by applicable Law):

(a)(i) the representations and warranties of Buyer set forth in Section 5.1(a) (Organization and Qualification) and Section 5.1(b) (Due Authorization) shall be true and correct in all respects, (ii) the representations and warranties of Buyer set forth in this Agreement (other than Section 5.1(a) and Section 5.1(b)) that are qualified by materiality (whether by reference to the terms “material” or any threshold amount or otherwise) shall be true and correct in all respects, and (iii) the representations and warranties of Buyer that are not so qualified by materiality (other than Section 5.1(a) and Section 5.1(b)) shall be true and correct in all material respects, in each case, as of the date of this Agreement and at and as of the Closing Date (except for representations and warranties that by their terms are made as of a specified date or period, which shall be true and correct only as of such specified date or period); and

(b)Buyer shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by Buyer prior to the Closing Date.

Section 7.3 Frustration of Closing Conditions. Neither Seller nor Buyer may rely on the failure of any condition set forth in Section 7.1 or Section 7.2, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

Section 7.4 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a)    At the election of Seller or Buyer on or after March 30, 2018 (the “Termination Date”), if the Closing shall not have occurred by the close of business on such date; provided, however, that the terminating Party is not in material default of any of its obligations hereunder;
(b)    by mutual written consent of Seller and Buyer; or

(c)    by Seller or Buyer if there shall be in effect a final nonappealable order of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

Section 7.5 Procedure Upon Termination. In the event of termination and abandonment of the transactions contemplated hereby by Buyer or Sellers, or both, pursuant to Section 7.4, written notice thereof shall forthwith be given to the other Party, and this Agreement shall terminate, and the purchase of the Properties hereunder shall be abandoned, without further action by any Party. In such event, within one (1) Business Day after such termination, Buyer shall execute and deliver, and Seller shall deliver a counterpart duly executed by Seller Parent, of an instrument terminating the Bonding Agreement.

Section 7.6    Effect of Termination.

(a)In the event that this Agreement is terminated in accordance with Section 7.4, then each of the Parties shall be relieved of their respective duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Buyer or Sellers; provided, that (i) no such termination shall relieve any Party from liability for any breach of this Agreement and (ii) the obligations of the Parties set forth in
Article XII hereof shall survive any such termination and shall be enforceable hereunder.

(b)Nothing in this Section 7.6 shall relieve Buyer or Seller of any liability for a breach of this Agreement prior to the date of termination and the non breaching Party’s right to pursue all legal and equitable remedies will survive such termination. The damages recoverable by the non breaching Party shall include all attorneys’ fees reasonably incurred by such Party in connection with the transactions contemplated hereby.

ARTICLE VIII CLOSING

Section 8.1 Closing. Subject to the satisfaction of the conditions set forth in Section
7.1    or Section 7.2 and (or waiver thereof by the Party entitled to waive that conditions), the closing (herein called the “Closing”) of the transaction contemplated hereby shall take place at the offices of the Seller at 24955 I-45 North, The Woodlands, Texas 77380 within two (2) Business Days after satisfaction or waiver of all of the closing conditions set forth in Article VII hereof (other than those required to be satisfied at the Closing, but subject to the satisfaction thereof) or on such other date or at such other location as is mutually agreeable to Buyer and Seller (such date being the “Closing Date”). The Parties intend that the Closing with respect to this Agreement shall be deemed effective as of 12:01 a.m. Houston time and immediately prior to the consummation of the transactions contemplated under the MIPSA.

Section 8.2 Seller’s Closing Obligations. At the Closing,

(a)    Delivery of Conveyance. Seller shall execute, acknowledge and deliver to Buyer a conveyance of the Properties (the “Conveyances” and each a “Conveyance”), in the forms attached hereto as Exhibit B.

(b)    Letters in Lieu. Seller shall, if requested by Buyer, execute and deliver to Buyer letters in lieu of transfer orders (or similar documentation), in form acceptable to both Parties.

(c)    Turn Over Possession. Seller shall turn over possession of the Properties to the extent Seller can do so.

(d)    FIRPTA. Seller (or the Person characterized as the transferor for purposes of Section 1445 of the Code, if Seller is classified as a disregarded entity) shall execute and deliver to Buyer a certification of non-foreign status pursuant to the Foreign Investment in Real Property Tax Act of 1980, in the form attached hereto as Exhibit D (“FIRPTA”).

(e)    Officer’s Certificate. Seller shall deliver to Buyer a certificate dated as of the Closing Date, certifying the statements set forth in Section 7.1(a) and Section 7.1(b) are true and correct.

Section 8.3 Buyer’s Closing Obligations. At the Closing,

(a)Succession by Buyer. Buyer shall furnish to Seller such evidence (including, without limitation, evidence of satisfaction of all applicable bonding and surety requirements) as Seller may require that Buyer is qualified with the applicable authorities to succeed Seller as the owner and, where applicable, operator of the Properties.

(b)Bonds. Buyer shall deliver to Seller the bonds as required under the Bonding Agreement.

(c)Officer’s Certificate. Buyer shall deliver to Seller a certificate dated as of the Closing Date, certifying the statements set forth in Section 7.2(a) and Section 7.2(b) are true and correct.

ARTICLE IX
POST CLOSING ACTIONS

Section 9.1 Operational Transition. THERE IS NO ASSURANCE GIVEN BY SELLER THAT BUYER SHALL SUCCEED SELLER AS OPERATOR OF ANY PROPERTY WHERE OTHER PARTIES OWN INTERESTS IN THE WELLS AND
BUYER ACCEPTS THE RISK THEREOF. Notwithstanding the foregoing, Seller and its Affiliates will use commercially reasonable efforts to cooperate with Buyer and its Affiliates in any reasonable attempt Buyer or its Affiliates may make to obtain consents to operate from the other parties owning interests in the Wells or Properties.
Section 9.2 Notifications by Buyer. Without limiting Buyer’s other obligations hereunder with respect to applicable transfer restrictions, immediately after the Closing, Buyer shall notify all applicable operators, non-operators, oil and gas purchasers, and Governmental Entities that it has purchased the Properties.

ARTICLE X ASSUMPTION AND INDEMNIFICATION

Section 10.1 Assumption and Indemnification By Buyer. From and after the Closing, Buyer shall assume, timely pay and perform, all duties, obligations and liabilities (including with respect to Taxes as set forth in Article XII) relating to the ownership and/or operation of the Properties regardless of whether the same accrued or otherwise arose before, on or after the Closing, other than the Excluded Properties, (including, without limitation, those arising under the Contracts as described in Section 2.1), and indemnify and hold Seller, Seller Parent (and their respective partners, members, and all their affiliates, and all their respective members, directors, managers, officers, employees, attorneys, contractors and agents) harmless from and against any and all Losses (individually a “Seller’s Indemnified Claim” and collectively “Seller’s Indemnified Claims”) arising out of:

(a)any breach or inaccuracy of any warranty or representation, or any breach or inaccuracy of any covenant or agreement of Buyer contained in this Agreement;

(b)the ownership and/or operation of the Properties regardless of whether the same accrued or otherwise arose before, on or after the Closing (including, without limitation, those arising under the Contracts; or

(c)the condition of the Properties (“Condition of the Properties”) on the date of Closing (including, without limitation, within such matters all obligations to properly plug and abandon, or replug and re-abandon, Wells, to remove platforms and pipelines, to restore the surface of the Properties and to comply with, or to bring the Properties into compliance with, Applicable Environmental Laws, rules, regulations and orders, including conducting any remediation activities which may be required on or otherwise in connection with activities on the Properties), regardless of whether such condition or the events giving rise to such condition arose or occurred before or after the Closing (collectively, items (b) and (c) of this Section
10.1    are referred to herein as the “Assumed Obligations”). For the avoidance of doubt, the Assumed Obligations shall not include any matter for which the Buyer would be entitled to indemnification under Section 10.2.

Section 10.2 Indemnification By Seller Parent. From and after the Closing, Seller Parent shall indemnify, defend and hold Buyer (and its partners, members, and all their affiliates, and all their respective directors, officers, employees, attorneys, contractors and agents) (collectively, “Buyer Indemnified Parties”) harmless from and against any and all Losses (individually a “Buyer’s Indemnified Claim” and collectively “Buyer’s Indemnified Claims”) arising out of:

(a)    The breach of any of the representations and warranties of the Seller set forth in
Section 4.1;

(b)    The Proceedings set forth on Schedule 4.1(e); and

(c)    Liabilities for Taxes of Seller arising from or otherwise related to the ownership, management or operation of the Properties prior to the Closing Date.

THE FOREGOING ASSUMPTIONS AND INDEMNIFICATIONS SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, GROSS NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

Section 10.3 Indemnification Procedures. The obligations of Seller Parent to indemnify the Buyer Indemnified Parties under Section 10.2 with respect to Losses incurred by the Buyer Indemnified Parties, and the obligations of Buyer to indemnify the Seller Indemnified Parties under Section 10.1 with respect to Losses incurred by the Seller Indemnified Parties, in either case arising out of or resulting from the assertion of liability or any Legal Proceeding by third parties who are not Affiliated with a Party to this Agreement (each, as the case may be, a “Third-Party Claim”), will be subject to the terms and conditions of the following clauses (a) through (e):
(a)    A party claiming indemnification under this Agreement (an “Indemnified Party”) shall promptly after receiving written notice of any Third-Party Claim, but in no event later than thirty (30) days thereafter, transmit to the party or parties from whom indemnification is sought under this Agreement (the “Indemnifying Party”) a written notice of the Third-Party Claim (a “Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim, attaching a copy of all papers served to such Indemnified Party with respect to such Third-Party Claim (if any), setting forth a reasonable estimate of the amount of Losses attributable to the Third-Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of Losses arising from or relating to such Third-Party Claim), and describing in reasonable detail the basis of the Indemnified Party’s request for indemnification under this Agreement. Any failure or delay to provide such Claim Notice within such specified time period shall not release or relieve the Indemnifying Party from its liability under this Article X or affect the right of an Indemnified Party to indemnification hereunder, except to the extent (and only to the extent) the Indemnifying Party is prejudiced by such failure or delay.

(b)    Within twenty (20) days after receipt of any Claim Notice (the “Election Period”), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article X with respect to such Third-Party Claim and (ii) whether the Indemnifying Party desires, at its sole cost and expense and in accordance with Section 10.3(c), to defend the Indemnified Party against such Third-Party Claim. If the Indemnifying Party does not notify the Indemnified Party within such Election Period that the Indemnifying Party disputes its potential liability with respect to such Third-Party Claim, any liability with respect to such Third-Party Claim shall be deemed a disputed liability of the Indemnifying Party hereunder.

(c)    Subject to Section 10.3(d), if the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of such Third-

Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third-Party Claim by all appropriate proceedings with counsel of its choosing (but reasonably satisfactory to the Indemnified Party); provided, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any compromise or settlement of such Third-Party Claim, which consent shall not be unreasonably withheld; provided further, that no such consent shall be required for any such compromise or settlement that: (A) is exclusively monetary and will be paid in full by the Indemnifying Party (rather than the Indemnified Party); (B) does not contain an admission of liability on the part of any Indemnified Party; and (C) unconditionally and fully releases the Indemnified Party with respect to such Third Party Claim. If reasonably requested by the Indemnifying Party, the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim that the Indemnifying Party elects to contest in good faith pursuant to this Section 10.3(c), including by providing the Indemnifying Party with reasonable access during normal business hours of the Indemnified Party to books, records and personnel of the Indemnified Party (but only to the extent relevant to such Third-Party Claim), and in making any related counterclaim against the Person asserting the Third-Party Claim or any cross-complaint against any Person. Except as otherwise provided herein, the Indemnified Party may participate in, but not control, any defense or settlement of any Third- Party Claim controlled by the Indemnifying Party pursuant to this Section 10.3(c), and to retain counsel of the Indemnified Party’s own choice in connection with such participation, and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(d)    If within the Election Period the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article X with respect to such Third-Party Claim, or by the Indemnifying Party’s failure to respond, the Indemnifying Party is deemed to dispute its potential liability, and if such dispute is finally and conclusively resolved by a court of competent jurisdiction in favor of the Indemnified Party, the Indemnifying Party shall be required to bear the costs and expenses of the Indemnified Party’s defense of such Third-Party Claim pursuant to this Section 10.3(d).

(e)    The non-controlling party in the defense of a Third-Party Claim shall have the right to consult with the party controlling such defense, and the controlling party shall facilitate such consultation, with respect to the conduct, status, developments and results of the defense of such Third-Party Claim and the controlling party’s strategy for addressing the matters that are the basis of such Third-Party Claim.

(f)    In the event any Indemnified Party should have a claim for indemnification hereunder against any Indemnifying Party that does not involve a Third-Party Claim (an “Indemnity Claim”), the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice of such Indemnity Claim (an “Indemnity Notice”) describing in reasonable detail the nature of the Indemnity Claim, and setting forth a reasonable estimate of the amount of Losses attributable to such Indemnity Claim to the extent feasible (which estimate shall not be conclusive of the final amount of Losses arising from or relating to such Indemnity Claim)

and the basis of the Indemnified Party’s request for indemnification under this Agreement. Any failure or delay to provide such Indemnity Notice shall not release or relieve the Indemnifying Party from its liability under this Article X or affect the right of an Indemnified Party to indemnification hereunder, except to the extent (and only to the extent) the Indemnifying Party is actually prejudiced by such failure or delay.

(g)    Within twenty (20) days after receipt of any Indemnity Notice, the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article X with respect to such Indemnity Claim. If the Indemnifying Party does not notify the Indemnified Party within twenty (20) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such Indemnity Claim, any liability with respect to such Indemnity Claim shall be deemed a disputed liability of the Indemnifying Party hereunder.

Section 10.4    Limitations.

(a)No indemnity shall be payable to the Buyer Indemnified Parties under Section
10.2    with respect to any claim, unless and until the aggregate of all Losses related thereto due from Seller Parent exceeds $500,000 (the “Deductible”), in which event all Losses so due in excess of the Deductible shall be paid in the aggregate by Seller Parent; provided, that the aggregate amount payable by Seller Parent for all Losses arising under Section 10.2 with respect to any claim shall not exceed $2,000,000 (the “Cap”).

(b)Notwithstanding anything to the contrary contained in this Agreement, neither the Deductible nor the Cap shall apply to Losses of the Buyer Indemnified Parties arising out of the matters described in Section 10.2(b) or Section 10.2(c).

Section 10.5 Survival of Provisions. The representations, warranties, covenants and agreements of Buyer contained in this Agreement or in any instrument delivered at Closing shall survive the Closing and the delivery of the Conveyances indefinitely. The representations, warranties, covenants and agreements of Seller contained in this Agreement or in any instrument delivered at the Closing shall survive the Closing for a period of twelve
(12)months. Notwithstanding the preceding sentence, the covenants and agreements of Seller contained in this Agreement that by their terms are to be performed in whole or in part after Closing, including, without limitation, the covenants and agreements contained in Article VI and this Article X, shall survive the Closing until they have been performed in accordance with their terms.

Section 10.6 Mitigation. Each Indemnified Party shall, and is obligated to, take all reasonable steps to mitigate all indemnifiable Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses hereunder. Each Indemnified Party shall, and it is obligated to, take all reasonable steps to mitigate all indemnifiable Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses hereunder.

Section 10.7 No Duplication. Any Losses giving rise to liability for indemnification hereunder shall be determined without duplication of recovery by reason of the same set of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement. For purposes of this Agreement, Losses shall be calculated after giving effect to any amounts actually recovered from third parties, including amounts actually recovered under insurance policies with respect to such Losses, net of any costs to recover such amounts, including any deductibles, co-payments or other reasonable and documented costs and expenses (including attorneys’ fees and other costs of collection) resulting from the related claims under applicable insurance policies. Any Indemnified Party having a claim under these indemnification provisions shall make a good-faith effort to recover all losses, costs, damages and expenses from insurers of such Indemnified Party under applicable insurance policies so as to reduce the amount of any Losses hereunder; provided, that actual recovery of any insurance shall not be a condition to the Indemnifying Party’s obligation to make indemnification payments to the Indemnified Party in accordance with the terms of this Agreement. If the Indemnifying Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for a Loss, after an indemnification payment by the Indemnifying Party has been made for such Loss, then the Indemnified Party shall promptly reimburse the Indemnifying Party for such indemnification payment up to the amount so received or realized by the Indemnified Party, net of any costs to recover such amounts, including any deductibles, co-payments or other reasonable and documented costs and expenses (including attorneys’ fees and other costs of collection) resulting from the related claims under applicable insurance policies.

Section 10.8 No Commissions Owed. Seller Parent agrees to indemnify and hold Buyer (and its partners and its and their affiliates, and the respective officers, directors, employees, attorneys, contractors and agents of such parties) harmless from and against any and all Losses arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Seller with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Buyer agrees to indemnify and hold Seller (and its partners and its and their affiliates and the respective members, officers, managers, directors, employees, attorneys, contractors and agents of such parties) harmless from and against any and all Losses arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Buyer with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

Section 10.9 Knowledge of Breach. If prior to the Closing, the Buyer has knowledge of any inaccuracy or breach of any of the representations and warranties of Seller set forth herein and nonetheless proceeds with and consummates the Closing, then the Buyer shall be deemed to have waived and forever renounced any right to assert a claim for indemnification related to such inaccuracy or breach under this Agreement.

ARTICLE XI NOTICES

Section 11.1 Notices. All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service which provides a receipt or by registered or certified mail (postage prepaid), at the following addresses:

If to Buyer:
Orinoco Natural Resources, LLC 192 Summerfield Court, Suite 203
Roanoke, VA 24019
Attention: Thomas M. Clarke
Telephone: (540) 595-3908

If to Seller:
TETRA Technologies, Inc. 24955 I-45 North
The Woodlands, Texas 77478
Attention: Bass C. Wallace
Telephone: (281) 364-2241

or such other post office address within the continental limits of the United States as a Party may designate for itself by giving notice to the other Party, in the manner provided in this Section, at least ten (10) days prior to the effective date of such change of address. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address as provided above.

ARTICLE XII TAX MATTERS

Section 12.1 Asset Taxes. Seller shall file with the appropriate Governmental Entities all applicable Tax Returns for Asset Taxes related to the Properties which are required to be filed by Seller on or before the Closing Date and shall pay any Asset Taxes reflected thereon as due and owing. Buyer shall file all other Tax Returns for Asset Taxes related to the Properties and shall timely pay any Asset Taxes reflected thereon as due and owing and indemnify and hold Seller harmless with respect to same. Each Party shall be responsible for its own Income Taxes.

Section 12.2 Transfer Fees and Taxes. All required documentary, filing and recording fees and expenses in connection with the filing and recording of the Conveyances or other instruments required to convey title to the Properties to Buyer shall be borne by Buyer. Any and all Transfer Taxes shall be borne by Buyer, provided that Seller shall pay or cause to be paid to the applicable Governmental Entities any Transfer Taxes that it is required by Law to collect and remit. Buyer shall indemnify and hold Seller harmless from and against such Transfer Taxes within thirty (30) days of Seller's written demand therefor. If Seller (not Buyer) is required by applicable Law to appeal or protest the assessment of Transfer Taxes, the appeal or protest of such proposed assessment shall be treated as an item for which Seller is entitled to indemnification and if Buyer provides a written request and instructs Seller to do so, Seller shall prosecute the protest or appeal; in such event Buyer shall pay all out-of-pocket expenses of Seller (including attorneys’ fees) incurred by Seller in connection with such appeal or protest. Seller and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

Section 12.3 Tax Returns.

(a)    Without limiting anything in Section 3.2 to the contrary, the Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any Proceeding with respect to Taxes relating to the Properties. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Properties relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations of the respective Tax periods and to abide by all record retention agreements entered into with any Governmental Entity.

(b)    Seller shall have the right to, and Buyer shall take all actions necessary or advisable to allow and permit Seller to, control the conduct, defense, and settlement of any Tax Proceeding related to Taxes that are allocated to the Seller under this Agreement. If Seller elects not to control the conduct or defense of such Tax Proceeding, Buyer shall control the conduct and defense of such Proceeding, provided that Buyer shall not settle or compromise any such Proceeding without Seller’s prior written consent.

ARTICLE XIII MISCELLANEOUS MATTERS

Section 13.1 Further Assurances. After the Closing, Buyer and Seller, at the request of the other and without additional consideration, shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments of conveyance and transfer, notices, and other documents, and shall take such other action as may be reasonably necessary to accomplish the orderly transfer of the ownership and operatorship of the Properties to Buyer in the manner contemplated by this Agreement and to otherwise satisfy the intent of this Agreement. It shall be Buyer’s obligation to timely file the assignments of interest and other required documents with BOEM and BSEE.

Section 13.2 Gas Imbalances, Make-Up Obligations. Without limitation on any other provision of this Agreement, it is expressly understood and agreed that, upon the occurrence of Closing, Buyer shall succeed to and assume the position of Seller with respect to all gas imbalances and make-up obligations related to the Properties (regardless of whether such imbalances or make-up obligations arise at the wellhead, pipeline, gathering system or other level, and regardless of whether the same arise under contract or otherwise). As a result of such succession, Buyer shall (i) be entitled to receive any and all benefits which Seller would have been entitled to receive by virtue of such position (including, without limitation, rights to produce and receive volumes of production in excess of volumes which it would otherwise be entitled to produce and receive by virtue of ownership of the Properties and rights to receive cash balancing payments), and (ii) be obligated to suffer any detriments which Seller would have been obligated to suffer by virtue of such position (including, without limitation, the obligation to deliver to others production volumes which would have otherwise been attributable to its ownership of the Properties, to deliver production to purchasers hereof without receiving full payment therefor, or to make cash balancing payments or to repay take or pay payments) and (iii) shall be responsible for any and all royalty obligations with respect to such imbalances (including, without limitation, any of the same arising out of royalties having been paid on an “entitlement” basis rather than a “receipts” basis).

Section 13.3 Waiver of Consumer Rights. Buyer hereby waives its rights under the Texas Deceptive Trade Practices - Consumer Protection Act, Section 17.41 et seq., Business and Commerce Code, a Law that gives consumers special rights and protections, and any similar Law in any other state to the extent such Act or similar Law would otherwise apply. After consultation with an attorney of Buyer’s own selection, Buyer voluntarily consents to this waiver. To evidence Buyer’s ability to grant such waiver, Buyer represents to Seller that it (a) is in the business of seeking or acquiring, by purchase or lease, goods or services for commercial or business use, (b) has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transactions contemplated hereby,
(c)    is not in a significantly disparate bargaining position, and (d) has consulted with, and is represented by, an attorney of Buyer’s own selection in connection with this transaction, and such attorney was not directly or indirectly identified, suggested, or selected by Seller or an agent of Seller.

Section 13.4 Parties Bear Own Expenses/No Special Damages. Each Party shall bear and pay all expenses (including, without limitation, legal fees) incurred by it in connection with the negotiation and execution of this Agreement and with the transaction contemplated by this Agreement. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY IN NO EVENT SHALL EITHER PARTY BE ENTITLED TO RECEIVE FROM THE OTHER ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, PROVIDED THAT ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES RECOVERED BY A THIRD PARTY (EXCEPT AN AFFILIATE OF THE INDEMNIFIED PARTY) SHALL BE RECOVERABLE BY A PARTY TO THE EXTENT THAT SUCH PARTY IS ENTITLED TO INDEMNIFICATION FOR THE MATTER IN WHICH SUCH DAMAGES ARE RECOVERED.

Section 13.5 Entire Agreement. This Agreement, the EIPA, and the MIPSA, as well as all documents and instruments required to be delivered hereunder and thereunder, contain the entire understanding of the Parties with respect to the subject matter hereof and thereof and collectively supersede all prior written and oral agreements, understandings, negotiations, and discussions among the parties with respect to such subject matter.

Section 13.6 Amendments, Waivers. This Agreement may be amended, modified, supplemented, restated or discharged (and provisions hereof may be waived) only by an instrument in writing signed by the Parties.

Section 13.7 Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE AND WITHOUT REFERENCE TO THE CHOICE-OF-LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION.

Section 13.8 Jurisdiction; Waiver of Jury Trial.

(a)    EACH PARTY TO THIS AGREEMENT IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY TEXAS STATE OR FEDERAL COURT LOCATED IN HARRIS COUNTY, TEXAS IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE OR FEDERAL COURT LOCATED IN HARRIS COUNTY, TEXAS. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT THAT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT FINAL AND UNAPPEALABLE JUDGMENT AGAINST ANY OF THEM IN ANY ACTION CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.
(b)    EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY

IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS Section 13.8.

Section 13.9 Time of Essence. Time is of the essence in this Agreement.

Section 13.10 No Assignment. Neither the Seller nor the Buyer shall have the right to assign this Agreement without the prior written consent of the other Party. Notwithstanding anything in the preceding sentence to the contrary, Buyer shall have the right to assign this Agreement to its designated Affiliate upon identification to Seller of such designee.

Section 13.11 Successors and Assigns. Subject to the limitation on assignment contained in Section 13.10 above, the Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 13.12 No Press Releases. Except as may be required under applicable Law, neither Party shall make any public announcement with respect to the transaction contemplated hereby without the prior written consent of the other Party.

Section 13.13 Counterpart Execution, Fax Execution. This instrument may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute collectively, one instrument. It is not necessary that each Party hereto execute the same counterpart so long as identical counterparts are executed by each such Party hereto. An executed counterpart of this instrument may be validly delivered by electronic transmission.

Section 13.14 Contribution. Except as may be otherwise provided herein, Buyer is deemed to have waived, to the fullest extent permitted under applicable Law, any right to contribution against Seller (including, without limitation, any contribution claim arising under any Applicable Environmental Law) and any and all other rights, claims and causes of action it may have against Seller arising under or based on any Law.

Section 13.15 References, Titles and Construction.

(a)All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

(b)Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.
(c)The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(d)Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.

(e)Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

Section 13.16 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of any other provision.

Section 13.17 Agreement for Parties’ Benefit Only. This Agreement is not intended to confer upon any Person not a Party hereto any rights or remedies hereunder except as expressly provided in Article X, and no Person other than the Parties hereto is entitled to rely on any representation, covenant, or agreement contained herein.

Section 13.18 Confidentiality. Prior to Closing, Buyer and Seller shall hold in strict confidence all aspects of the transactions contemplated by this Agreement and Buyer shall hold all proprietary information and data concerning the Properties and obtained in connection with the transactions contemplated by this Agreement (other than information and data that becomes generally available to the public other than through disclosure by a Party or its partners, officers, managers, investors, employees or representatives), and without the prior written consent of all other parties neither Buyer nor Seller shall disclose any such information to anyone other than to its partners, officers, managers, employees and representatives; provided, however, the foregoing shall not restrict disclosures by Buyer or Seller in order to comply with applicable securities or other applicable Laws or to comply with existing loan or other agreements binding upon such Party.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Executed as of the Execution Date by:

SELLER:
MARITECH RESOURCES, LCC

By:	/s/ Stuart M. Brightman
Name:	Stuart M. Brightman
Title:	President

SELLER PARENT:
TETRA TECHNOLOGIES, INC., solely for
purposes of Article X herein

By:	/s/ Stuart M. Brightman
Name:	Stuart M. Brightman
Title:	Chief Executive Officer

BUYER:
ORINOCO NATURAL RESOURCES, LLC

By:	/s/ Thomas M. Clarke
Name:	Thomas M. Clarke
Title:	Authorized Signatory